Mail Stop 3561-CF/AD 11
      						August 29, 2005

Via U.S. Mail and Fax (33 1 41 86 58 59)

Mr. Julian D. Waldron, Chief Financial Officer
Thomson
46, quai Alphonse Le Gallo
92100 Boulogne-Billancourt
France

	RE:	Thomson
      Form 20-F for the fiscal year ended December 31, 2004
		Filed June 3, 2005
      File No. 1-14974

Dear Mr. Waldron:

	We have completed our review of your Form 20-F and do not, at this time, have any further comments.

						Sincerely,


							Larry Spirgel
								Assistant Director